EXHIBIT 10.68

SECOND AMENDMENT TO SECURITIES PURCHASE AGREEMENT

This Amendment (the "Amendment") dated as of date of the last signature as set forth below (the "Effective Date"), is made and entered into by and between H y H Investments, Sociedad Anonima (the "Seller") and Elite Data Services Inc. (the "Purchaser" which shall include its assigns).

RECITALS

WHEREAS, the Purchaser and the Seller entered into a Securities Purchase Agreement (the "Agreement") dated April 4, 2015 (the "Agreement") which was modified on June 30, 2015 ("1st Amendment") to restate the effective date of the Agreement to April 6, 2016 ("Amended Agreement"). The Amended Agreement for purposes of this Amendment shall be referred to as the "Agreement."

WHEREAS, the Purchaser and Seller entered into a related Promissory Note dated April 6, 2015 (the "Original Note") which was replaced by the Restated Convertible Promissory Note (the "Restated Note") which modified the effective date of the Restated Note to April 6, 2016. This Restated Note for purposes of this Amendment shall be referred to as the "Note" in accordance with this Agreement.

WHEREAS, the parties wish to clarify and amend certain provisions of the Agreement as set forth herein;

NOW THEREFORE, in consideration of the foregoing, the parties hereby agree as follows:

1.	The Purchaser shall hereby be assigned by Elite Data Services, Inc. to:

Elite Holdings, S.A., a wholly owned subsidiary incorporated on behalf of Elite Data Services Inc. (the "Purchaser") with such subsidiary on a jointly and severally liable basis with Purchaser so as to comply with the regulatory authority of the Republic of Honduras.

2.	Section 3.1(b) of the Agreement is hereby amended and restated in its entirety to remove any required approvals on part of the Seller and shall hereafter be and read as follows:

Authorization; Enforcement. The Seller and EMBM have the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and otherwise to carry out its obligations hereunder or thereunder. The execution and delivery of this Agreement by the Seller and the consummation by it of the transactions contemplated hereby have been duly authorized by all necessary action on the part of the Seller and no further consent or action is required by the Seller. This Agreement has been (or upon delivery will be) duly executed by the Seller and, when delivered in accordance with the terms hereof, will constitute the valid and binding obligation of the Seller enforceable against the Seller in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally and general principles of equity. The Seller is not in violation of any of the provisions of its certificate or articles of incorporation, by-laws or other organizational or charter documents.

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1.	Section 3.1(f) of the Agreement is hereby amended and restated in its entirety to remove any required approvals on part of the Seller and shall hereafter by and read as follows:

No Conflicts. The execution, delivery and performance of this Agreement by the Seller and the consummation by the Seller of the transactions contemplated hereby do not and will not: (i) conflict with or violate any provision of the Seller's certificate or articles of incorporation, bylaws or other organizational or charter documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Seller debt or otherwise) or other understanding to which the Seller is a party or by which any property or asset of the Seller is bound or affected, or (iii) result, in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which the Seller is subject (including federal and state securities laws and regulations), or by which any property or asset of the Seller is bound or affected; except in the case of each of clauses (ii) and (iii), such as has not had or could not reasonably be expected to result in a Material Adverse Effect.

2.	Section 4.4 is hereby added to the Agreement and shall hereafter be and read as follows:

4.4 Permitted Use. So long as Purchaser is current in its payment obligation, upon good faith payment, Purchaser shall have the right to operate gaming machines permitted under the license and proceed with the use of the license as owner of EMBM with full power and authority to contract, license, sub-license, loan, lease, enter into contract or any other business venture in which entitle Purchaser to the benefit of the license on behalf of the Corporation so long as Purchaser is in good standing upon payment obligation.

3.	Section 4.5 is hereby added to the Agreement and shall hereafter be and read as follows:

4.5 Transfer of Ownership EMBM Shares. Upon full payment of the Purchase Price, the shares of EMBM will be assigned to the Purchaser. This section shall place no restriction or limitation on Section 4.4.

All other provisions of the Agreement shall remain in full force and effect.

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IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

PURCHASER

Elite Holdings, Sociedad Anonima

on behalf of Elite Data Services, Inc.

By:	/s/ Charles Riminger
Name: Charles Rimlinger
Title: Chief Executive Officer

Dated:	November 20, 2015

SELLER

H y H Investments, Sociedad Anonima

By:	/s/ Wilson Stevenson
Wilson Stevenson Owner

Dated:	October 29, 2015

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